EXHIBIT 99.1

          healthcare solutions for a new generation SM

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The Quantum Group Files TPA Application

WELLINGTON, Fla. (July 15, 2008) – The Quantum Group (AMEX: QGP) (www.QuantumMD.com) has announced that it has filed an application to become a third party administrator (TPA) with the state of Florida. The Company has incorporated a subsidiary company, Renaissance Administrative Services, Inc. (RASI), to provide administrative claims processing services to existing partners of the Company.

A TPA provides an outsourced solution to companies providing insurance. While the risk of loss remains with the company providing the insurance, the TPA offers the capability to administer the claims process including claims administration, premium collection, enrollment and other administrative activities. Traditionally, a TPA is contracted by a health insurer or self-insuring companies to administer services. The Company expects to receive approval of the application from the state by the end of the year.

Noel J. Guillama, President & CEO of The Quantum Group, commented, “The launch of RASI is another significant milestone for Quantum. We expect to provide greater efficiencies to the process of paying healthcare providers. We believe that Quantum is strategically positioned at the axis of interaction between healthcare providers, payers, hospitals and patients. RASI is the natural next step to our mission and provides us with the opportunity to consolidate multiple payer procedures into a single process for receipt and adjudication of medical bills as well as prompt payment. With our industry expertise and dedication to implement proven technologies and processes, we expect to reduce the time a provider typically waits for receipt of payment by 50% or more by the end of 2009.” Currently, providers in the state of Florida wait an average of 28 days to receive payment for services rendered.

About Renaissance Administrative Services, Inc.

Renaissance Administrative Solutions, Inc., is dedicated to providing payers, employers and managed care organizations (MCOs) in the State of Florida with a claims administration program that will expedite payment to healthcare providers and enable organizations to manage risk, increase efficiencies and control health benefits costs while allowing patients within their plans to have access to better quality, more cost effective healthcare.

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $600 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives. Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company’s Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements. Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to attract and retain executive, management and operational personnel, to execute additional contracts with payers, to expand the CHS network, to negotiate favorable current debt and future capital raises, to reduce claims processing timelines, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well physician clients. The Company does not undertake any obligation to publicly update any forward-looking statements. There can be no assurance that the provisional patents discussed in this press release will be granted by the US Patent and Trademark Office, or, if they are granted, they will not be challenged by third parties, or if not that we will be able to effectively use or commercialize such patents and/or we may not have the resources to deploy such technology. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

Or

Danielle Amodio

Vice President Corporate Communications

The Quantum Group, Inc.

561.798.9800